EXHIBIT 10.8

                       PURCHASE AND DEVELOPMENT AGREEMENT

       THIS AGREEMENT ("Agreement") is made as of this 16th day of February 2004 by and between Melling Consultancy Design (MCD), a sole proprietorship operating under the laws of the United Kingdom, and Viper Motorcycle Company (operating under the laws of the State of Minnesota (the "Company").

       WHEREAS, the Company has engaged MCD as an engineering and consultant in regards to Viper's development of its initial products; for which the Company has already paid MCD an aggregate amount of $177,500

       WHEREAS, MCD is engaged in the business of designing, developing and producing high performance engines and motorcycle components and owns Intellectual Property, tooling, molds, prototypes, parts to proprietary V8 and in-line 4 prototype engines and related motorcycle products and engine designs of a 152" VTwin, and 100" and 125"Vtwins, and a 125" Single overhead Cam Vtwin Engine. (Hereafter referred to as the Melling Property).

       WHEREAS, the Company is interested in purchasing the Melling Property and retaining MCD to perform further development for the Company as set forth herein.

       WHEREAS, this agreement shall supercede all previous agreements, written or oral.

       NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

       1.     DEFINITIONS.

       As used herein, the following terms shall have the following meanings:

              a. "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks and trade secrets whether or not registered, filed, applied for or the like, and all related rights and "Know-how" information. For the design, performance and manufacturability of Motorcycle products, which are to be designed or developed by MCD hereunder.

       2.     MELLING PROPERTY PURCHASE

The Company hereby agrees to pay to MCD $187,500 for the Melling property. The $187,500 shall be payable as follows; $30,000 upon signing this agreement for the purchase of the 100" and 125" Vtwin Designs (including a working prototype of the 100" VTWIN) and a final payment against delivery of $157,500 due on or before April 25, 2004. All items listed on Exhibit 1 are to be inventoried at MCD complete with inventory list and shall be available for inspection until final payment of $157,000 is completed. The final payment shall be payable upon successful inspection and available transfer of the Melling Property listed on
Exhibit 1.

The Melling Property shall include the property is hereby listed in Exhibit 1.

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3.     OWNERSHIP OF TECHNOLOGY.

       a. TECHNOLOGY. The parties agree that the Company shall retain all right, title and interest in

              i) The Specifications, the Engines and related motorcycle components, and all Intellectual Property therein, subject only to the payment terms under this agreement.

              ii) All molds, tooling, casts and equipment used to manufacture the Engines, subject only to the payment terms under this agreement.

       b. TECHNICAL ASSISTANCE. MCD will provide knowledgeable and competent personnel as reasonably necessary (at $40 per hour per engineer) to ensure that the developed products can be manufactured and operate within the Specifications. All travel expenses of MCD shall be pre-paid by the Company as agreed.

4. PRODUCTION EQUIPMENT. MCD shall provide the Company with a list of Vendors who will develop the molds, tooling, dies and casts to produce component parts for the manufacture of the Motorcycle Components and Engines. This Production Equipment shall be used by the company, any affiliate of the Company or subcontractors for the sole and exclusive benefit of the Company. If the Company desires to produce said engines in North America, MCD will deliver all technical information needed to produce said engines to the appointed manufacturer.

5. DEVELOPMENT. The Company shall hereby retain MCD to manufacture and develop three "2 Litre" V8 motorcycle engines to be production ready and MCD shall produce a Streamliner for the V8 to be raced at Bonneville in October of 2005 to attempt to set the world speed record for a two wheeled vehicle. The Company shall pay MCD ($200,000), $25,000 a month for eight consecutive months commencing May1, 2004 for said development. In addition the Company shall pay MCD or its suppliers up to $30,000 for tooling and up to $80,000 for additional parts when requested by MCD in order to complete the development.

6. BONNEVILLE WORLD SPEED RECORD ATTEMPT / SPONSORSHIP. Viper shall pay all out of pocket expenses for MCD personnel, (no more than ten persons including MCD's streamliner driver) to travel to and from Bonneville and attempt to set a world land speed record for a two wheeled vehicle utilizing the Company's 2 litre V8 engine. The Company shall be responsible for all Bonneville event costs including paying the driver $40,000 to attempt the speed record. The Company will use its best efforts to obtain a sponsor to fund the Bonneville event. Said Sponsor will be entitled to top line billing, including being featured on the Streamliner's paint scheme. In addition, Viper and MCD's logo shall be displayed on the streamliner. MCD shall be paid a bonus of 20% of said sponsorship proceeds received by the Company for the Bonneville speed record attempt, a copy of all sponsorship agreements will be furnished to MCD upon request. MCD shall retain ownership of the Streamliner after the Bonneville attempt, but will build a second model for the sponsor to retain.

7. BEST EFFORTS TO PROMOTE MARKETING. At all times during the term of the Agreement, both parties will use best efforts to promote the manufacture, sale, marketing and distribution of the Company's products. Both parties agree to (I) conduct business in a manner that reflects favorably at all times on the good name, goodwill and reputation of the other party, (II) not engage in deceptive, misleading or unethical practices that are or might be detrimental to the other party, (III) not make any false or misleading representation with regard to the other party or its products, (IV) not make any representation or warranty to anyone with respect to the specifications, features or

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capabilities of the other parties products that are inconsistent with the literature distributed by the other party, including all disclaimers contained in such literature, and (VI) not make any warranty or representation to anyone that would give the recipient any claim or right of action against the other party.

8.     CONFIDENTIALITY.

Each party shall keep confidential and not disclose to any other third party any information provided to it by the other party marked with a confidential, proprietary, or other similar notice. The Company and MCD shall refrain from mentioning MCD's ongoing relationship with the company in regards to production of any of the company's products and or any future development.

9.     INTELLECTUAL PROPERTY INDEMNIFICATION

MCD shall indemnify the Company for any damages finally awarded or settlement amounts paid in respect to any loss, liability or expense suffered or incurred by the Company or any of its customers for any patent, copyright, trade secret or similar infringement claim brought against the Company or any of its customers in respect of the Company's use or such customers use of the Motorcycle or Engines designed by MCD under this Agreement.

10.    TERMINATION AND EFFECT OF TERMINATION.

       a.     This Agreement shall commence as of the Date Hereof.

       b. EFFECT OF MATERIAL BREACH BY MCD. If the Company Terminates this agreement due to a material breach by MCD, the Company shall be entitled to all rights in and to the Specifications, the Engines, all molds, prototypes, tooling, dies, casts and all intellectual property therein developed to date, subject to the cash payments due on the date of termination .

       a. EFFECT OF MATERIAL BREACH BY THE COMPANY If the Company materially breaches this Agreement before completing its final one off payment, and fails to correct such default within thirty (30) days after written notice of such default is provided to the Company by MCD, MCD shall have the right to terminate this Agreement and the MCD shall be entitled to all rights in and to the Specifications, the Engines, prototypes, all molds, tooling, dies, and all Intellectual Property listed in Exhibit 1.

       b. SURVIVING RIGHTS. Termination or expiration of this Agreement shall not affect any other rights of the parties which may have accrued up to the date of termination or expiration and, in addition and the Company shall be entitled to take physical possession of and ownership of all Specifications, the Engines, all molds, tooling, dies, casts and all Intellectual Property therein developed to date, subject to the purchase payment obligations .

11.    MISCELLANEOUS.

       a. SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion of this Agreement will remain in full force and effect. Subject to payment through the termination date, the termination of one development program by the

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              Company prior to its completion shall not affect any other development programs being developed by MCD for the Company.

       b. FORCE MAJURE. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because or rendered impracticable due to circumstances beyond its reasonable control, including government regulation and acts of God, provided that the party experiencing the delay promptly notifies the other party of the delay.

       c. ENTIRE AGREEMENT. This Agreement constitutes the entire, final, complete and exclusive agreement between the parties and supercedes any previous agreements or representations with respect to the subject matter of the Melling Property. This Agreement shall not be modified or amended except in writing signed by a duly authorized representative of each party.

       d. COUNTERPARTS. This agreement may be executed in counterparts by facsimile signature with the same force and effect as if each of the parties had executed the same instrument.

       e. NOTICE. All notices, communications, demands and the like required or permitted under this Agreement will be in writing and will be deemed given by one part hereto when received by the other party.

       f. CHOICE OF GOVERNING LAW. This agreement is made in accordance with and shall be governed under the laws of the United Kingdom. Any dispute or difference arising between the parties hereto will be referred to binding arbitration to be conducted in London, England in accordance with the International Chamber of Commerce.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Melling Consultancy Design                           Viper Motorcycle Company
Al Melling

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